June 11, 2025

Matthew White
Chief Financial Officer
LINDE PLC
10 Riverview Drive
Danbury, Connecticut 06810

       Re: LINDE PLC
           Form 10-K for the Year Ended December 31, 2024
           File No. 001-38730
Dear Matthew White:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Industrial
Applications and
                                                        Services